Putnam Massachusetts Tax Exempt Income Fund, May 31, 2005, annual report

Results of November 11, 2004 and January 10, 2005 shareholder meetings
(Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting, consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

November 11, 2004 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

	                             Votes		    Votes
	                             For		 Withheld

Jameson A. Baxter		    21,769,260		  974,336
Charles B. Curtis		    21,763,032		  980,564
Myra R. Drucker		            21,737,452		1,006,144
Charles E. Haldeman, Jr.	    21,712,283		1,031,313
John A. Hill		            21,765,702		  977,894
Ronald J. Jackson*		    21,761,744		  981,852
Paul L. Joskow		            21,773,358		  970,238
Elizabeth T. Kennan		    21,739,298		1,004,298
John H. Mullin, III		    21,751,289		  992,307
Robert E. Patterson		    21,762,491		  981,105
George Putnam, III		    21,777,217		  966,379
A.J.C. Smith+		            21,715,108		1,028,488
W. Thomas Stephens		    21,744,534		  999,062
Richard B. Worley		    21,706,302		1,037,294


A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was approved as follows:

      Votes	               Votes
      For	               Against       	Abstentions
      15,428,161		887,681	      6,427,754

A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

                         									                     Votes  		          Votes
        For	                Against		 Abstentions
	15,353,823    	    	984,972	       6,404,801

A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:

      	Votes         	          Votes
	For		        Against	  	Abstentions
	15,681,199		645,222		  6,417,175

January 10, 2005 meeting

A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated as follows:

        Votes	            	    Votes
        For	                   Against        Abstentions
	15,614,909	           724,390	    6,038,283

* Mr. Jackson retired from the Board of Trustees on June 10,
2005.

+ Mr. Smith resigned from the Board of Trustees on January 14,
2005.

All tabulations are rounded to the nearest whole number.